Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the use of our report dated March 25, 2010, with respect to the consolidated financial statements of Vought Aircraft Industries, Inc. incorporated by reference in this Current Report on Form 8-K of Triumph Group, Inc.

/s/ Ernst & Young LLP

Dallas, Texas

May 17, 2011